UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2004

VESTIN GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	000-24803	52-2102142

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8379 West Sunset Boulevard
Las Vegas, Nevada	89113

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 227-0965

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 1.01 and 3.01. Entry Into a Material Definitive Agreement; Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
ITEM 9.01. Financial Statements and Exhibits.
Exhibit Index
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3

ITEMS 1.01 and 3.01.          Entry Into a Material Definitive Agreement; Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     Vestin Group, Inc. (the “Company”) has entered into an agreement with Planned Licensing, Inc, a Nevada corporation (“PLI”), Joseph Namath (“Namath”) and James Walsh (“Walsh”) whereby the parties have agreed as follows: (i) the Company will purchase the 400,000 shares (800,000 shares pre split) of the Company’s common stock, par value .0001 per share (the “Shares”) currently held by Namath and Walsh and originally issued to PLI on July 12, 2004 upon the exercise by PLI of the warrant issued on January 10, 2001, (ii) PLI’s warrant dated January 10, 2001 to purchase 200,000 shares (400,000 shares pre split) of the Company’s common stock at $9.20 per share ($4.60 per share pre split) will be terminated, (iii) the license agreement dated January 10, 2001 (the “License Agreement”) by and between the Company and PLI will be terminated, subject to the continuation of certain insurance obligations and indemnification obligations and (iv) the parties will mutually release each other from liability in connection with the License Agreement. In consideration for the foregoing, the Company has agreed to pay the sum of One Million Six Hundred Thousand Dollars ($1,600,000.00). The transaction is scheduled to close on January 5, 2005.

     The cash consideration is being borrowed by the Company from Shustek Investments, Inc., a Nevada corporation wholly owned by the Company’s Chairman, Chief Executive Officer, President and majority stockholder, Michael Shustek. The terms of the loan are monthly payment of interest only at the rate of eight percent (8%) per annum with the entire principal balance due one year from the execution of the promissory note. The loan is secured by a stock pledge of the Shares.

     Following the purchase of the Shares the Company will have less than 500,000 shares of common stock outstanding held by non-affiliates. This will result in the Company no longer meeting the public float requirement of the NASDAQ SmallCap Market. The Company plans to apply for listing on the OTC Bulletin Board.

     The Company believes the transaction and the purchase of the Shares is beneficial to the Company’s stockholders because (i) it eliminates the threat of a lawsuit from PLI, Namath and Walsh related to the termination of Namath’s services under the License Agreement and (ii) due to the thinly traded nature of the Company’s common stock, there is a substantial risk that any effort by Namath or Walsh to sell their Shares would depress the Company’s stock price.

ITEM 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 28, 2004, David Chavez resigned from the Board of Directors of the Company and from the Company’s Audit Committee. Mr. Chavez indicated that due to the time demands of his accounting practice he does not have sufficient time to devote to the Company’s business. Fredrick J. Zaffarese Leavitt, a certified public accountant and a current member of the Board of Directors and the Audit Committee, will replace Mr. Chavez as Chairman of the Audit Committee. There were no disagreements between the Company and Mr. Chavez on any matter relating to the Company’s operations, policies or practices.

ITEM 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Agreement, dated January 3, 2005, by and among Vestin Group, Inc., James Walsh, Joseph Namath and Planned Licensing, Inc.
10.2	Promissory Note, dated December 29, 2004, issued by Vestin Group, Inc. in favor of Shustek Investments, Inc. in the amount of $1.6 million.
10.3	Stock Pledge Agreement, dated December 29, 2004, by and between Vestin Group, Inc. and Shustek Investments, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vestin Group, Inc., a Delaware corporation

Date: January 3, 2005	By:	/s/ MICHAEL V. SHUSTEK

Michael V. Shustek Chief Executive Officer

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Agreement, dated January 3, 2005, by and among Vestin Group, Inc., James Walsh, Joseph Namath and Planned Licensing, Inc.
10.2	Promissory Note, dated December 29, 2004, issued by Vestin Group, Inc. in favor of Shustek Investments, Inc. in the amount of $1.6 million.
10.3	Stock Pledge Agreement, dated December 29, 2004, by and between Vestin Group, Inc. and Shustek Investments, Inc.